Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement is effective as of November 4, 2013, and is between Fulton Financial Corporation, a Pennsylvania corporation (“Fulton”), and Patrick S. Barrett, an adult individual (the “Executive”).

BACKGROUND

Fulton desires to enter into a comprehensive Employment Agreement with the Executive (this “Agreement”), to address the terms and conditions of the Executive’s employment, including, but not limited to, the consequences of an employment termination in connection with a “Change in Control” (as defined herein), and Executive desires to enter into this Agreement, based on and subject to, for both Fulton and Executive, the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.	Capacity and Duties.

1.1 Employment. Fulton hereby employs the Executive, and Executive hereby accepts employment with Fulton, for the period and upon the terms and conditions hereinafter set forth.

1.2 Capacity and Duties.

(a) Executive shall serve hereunder initially as Senior Executive Vice President of Fulton, and will become the Chief Financial Officer of Fulton upon the retirement of the current Chief Financial Officer. The expected date of the current Chief Financial Officer’s retirement is December 31, 2013. During the term of this Agreement, the Executive may serve in such other or additional positions as may be assigned by the Board of Directors of Fulton (the “Board”), or by the Chief Executive Officer of Fulton acting on behalf of the Board. Executive shall perform such duties and shall have such authority consistent with Executive’s position as may from time to time reasonably be specified by the Board, or by the Chief Executive Officer acting on behalf of the Board, and shall at all times be in conformity with Fulton’s Code of Conduct and Fulton’s other policies, as the same may be amended or supplemented from time to time. Executive shall report directly to the Chief Executive Officer and shall perform Executive’s duties for Fulton consistent with this Section 1.2(a) principally at Fulton’s headquarters in Lancaster, Pennsylvania, (or at such other locations determined by the Board), or by the Chief Executive Officer acting on behalf of the Board, except for periodic travel that may be necessary or appropriate in connection with the performance of Executive’s duties hereunder. The terms and conditions of this Agreement have been reviewed and approved by the committee of the Board, or its successor, responsible for executive compensation (the “Human Resources Committee”), and the Human Resources Committee shall review the Agreement on a three year cycle, or more frequently, to assess its continuing appropriateness in light of Fulton’s then-current needs.

(b) Executive shall devote Executive’s full working time, energy, skill and best efforts to the performance of Executive’s duties hereunder, in a manner that will faithfully and diligently further the business and interests of Fulton, and shall not be employed by or participate or engage in or be a part of in any manner the management or operation of any business enterprise other than Fulton without the prior written consent of the Board, or the Chief Executive Officer or another senior executive officer of Fulton acting on behalf of the Board, which consent may be granted or withheld in Fulton’s or any of their sole discretion.

Section 2.	Term of Employment.

2.1 Term. The term of the Executive’s employment under this Agreement (the “Employment Period”) shall commence on the effective date of the Agreement first entered above (the “Effective Date”) and shall continue until the earliest of (a) the voluntary termination of Executive’s employment by the Executive other than for Good Reason (as defined in Section 4.2), (b) the termination of the Executive’s employment by the Executive for Good Reason, (c) the termination of the Executive’s employment by Fulton for any reason other than Cause (as defined in Section 4.3), (d) the termination of the Executive’s employment by Fulton for Cause, (e) termination of the Executive’s employment with Fulton due to the Disability (as defined in Section 4.4), (f) the termination of Executive’s employment with Fulton due to the Executive’s retirement upon attaining age 65, or (g) the death of the Executive.

Section 3.	Compensation.

3.1 Basic Compensation. As compensation for Executive’s services hereunder, Fulton shall pay to Executive a base salary at an initial annual rate equal to $425,000.00, payable in periodic installments in accordance with Fulton’s regular payroll practices in effect from time to time. Executive’s annual base salary, as determined in accordance with this Section 3.1, is hereinafter referred to as Executive’s “Base Salary.” For years subsequent to the initial year of this Agreement, Executive’s Base Salary shall be set by Fulton at an amount no less than the initial annual rate set herein. For each year in the Employment Period, Executive shall be a participant in any bonus or incentive compensation program for executives, including, in particular, any annual cash bonus plan and equity-based long term incentive plan, that Fulton may implement and administer from time to time during the Employment Period, and the amount and form of such bonus and incentive compensation shall be determined annually by Fulton consistent with its Board’s executive compensation practices. References herein to the amount of the Executive’s Base Salary or annual cash bonus or cash incentive compensation shall be to the gross amount of such compensation element, exclusive of any elective compensation deferral agreements entered into by the Executive from time to time.

3.2 Employee Benefits. In addition to the compensation provided for in Section 3.1, Executive shall participate during the Employment Period in those of Fulton’s broad-based employee retirement plans, welfare benefit plans, and other benefit programs for which Executive is eligible under the terms of the plan or program, on the same terms and conditions that are applicable to employees generally. Further, Executive shall be eligible during the Employment Period to participate in any Fulton executive-only retirement plan, deferred compensation plan, welfare benefit plan, or other benefit programs, as and to the extent any such benefit programs, plans or arrangements are or may from time to time be in effect during the Employment Period.

3.3 Vacation and Leave. Executive shall be entitled to annual paid vacation, leave of absence and leave for illness or temporary disability in conformity with Fulton’s regular policies and practices, and any leave on account of illness or temporary disability shall not constitute a breach by the Executive of Executive’s agreements hereunder.

3.4 Other Executive Benefits. Executive shall also receive such other general executive perquisites as approved from time to time by the Human Resources Committee, such as company paid club memberships and employer-provided automobiles.

3.5 Expense Reimbursement. During the term of Executive’s employment, Fulton shall reimburse Executive for all reasonable expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with its regular reimbursement policies as in effect from time to time and upon receipt of itemized vouchers therefor and such other supporting information as Fulton may reasonably require.

3.6 New Hire Bonus. Executive shall also receive a $200,000.00 cash new hire bonus (“New Hire Bonus”) to be paid with the first pay cycle that contains the Executive’s first day of employment. In the event that the Executive voluntarily terminates the Agreement within twelve (12) months after, the Executive shall be required to immediately reimburse Fulton for the entire amount of the New Hire Bonus received prior to such termination date.

3.7 Relocation Benefits. Fulton will provide the Executive with the following relocation benefits:

(a) Payment for up to eight (8) months of temporary housing (including utilities and transitional moving expenses), not to exceed $4,000.00 per month. Fulton will pay the entity providing the temporary housing directly upon presentation of an invoice.

(b) Payment for up to three (3) home-finding trips to central Pennsylvania for Executive’s family.

(c) Payment of all moving costs (costs associated with packing, moving and unpacking household goods) associated with the physical move from Executive’s current residence to Executive’s new residence. Storage, however, is not covered. The reimbursement of these costs will be paid to the Executive through payroll, with appropriate tax gross-up to accommodate for the taxation of any income.

(d) Payment of closing costs (including realtor commission on the sale of Executive’s current primary residence) associated with buying and selling of homes (closing costs do not include pro-rated real estate and school taxes) and any loan fees (subject to any regulatory limitations that might apply).

The Executive agrees to repay to Fulton, within ten (10) days of Executive’s termination, a prorated portion of any of the above costs associated with Executive’s relocation if Executive voluntarily leaves Fulton’s employ prior to the completion of two (2) full years of service.

Section 4.	Termination of Employment.

4.1 Voluntary Termination or Age 65 Retirement. In the event Executive’s employment is voluntarily terminated by the Executive other than for Good Reason (as defined in Section 4.2) or terminates due to Executive’s retirement upon attaining age 65, Fulton shall be obligated to pay Executive’s Base Salary through the effective date of termination of Executive’s employment, together with applicable expense reimbursements and all accrued and unpaid benefits and vested benefits in accordance with the applicable employee benefit plans. Upon making the payments described in this Section 4.1, Fulton shall have no further compensation obligation to Executive hereunder.

4.2 Termination for Good Reason: Termination Without Cause.

(a) In the event:

(i) Executive’s employment is terminated during the term hereof by Executive for “Good Reason” (as defined herein) within two (2) years of the initial existence of the Good Reason condition; or

(ii) Executive’s employment is terminated during the term hereof by Fulton for any reason other than “Cause,” death or “Disability” (as each such term is defined herein);

then Fulton shall continue to pay Executive all of the consideration provided for in the following sentence for twelve (12) months following such termination. For purposes of the foregoing, the consideration payable under this Section 4.2 shall include the Base Salary (as in effect immediately prior to the termination) and may include an additional cash bonus amount determined in the sole and absolute discretion of Fulton, which discretion shall be exercised by the Human Resources Committee and approved by the Board (all exclusive of any election to defer receipt of compensation the Executive may have made). During such twelve (12) month period, the Executive shall also continue to be eligible to participate in the employee benefit plans referred to in Section 3.2 to the extent Executive remains eligible under the applicable employee benefit plans and to the extent Executive’s eligibility is not contrary to, or does not negate, the tax favored status of the plans or of the benefits payable under the plan. If Executive is unable to continue to participate in any employee benefit plan or program provided for under this Agreement, Executive shall be compensated in respect of such inability to participate through payment by Fulton to Executive, on an annual basis in advance, of an amount equal to the annual cost that would have been incurred by Fulton if the Executive were able to participate in such plan or program plus an amount which, when added to the Fulton annual cost, would be sufficient after Federal, state and local income and payroll taxes (based on the tax returns filed by the Executive most recently prior to the date of termination) to enable the Executive to net an amount equal to the Fulton annual cost.

(b) As used herein, the Executive shall have “Good Reason” to terminate the Executive’s employment if one of the following conditions (i) through (iii) comes into existence, the Executive provides notice to Fulton of the existence of the condition within 90 days of its initial existence, and Fulton fails to remedy the condition within 30 days of receiving notice of its existence:

(i) There has occurred a material breach of Fulton’s material obligations under this Agreement;

(ii) Fulton, without Executive’s prior written consent, changes or attempts to change, in any material respect, the authority, duties, compensation, benefits or other terms or conditions of Executive’s employment in a manner that is adverse to the Executive; or

(iii) Fulton requires Executive to be based at a location outside a thirty-five (35) mile radius of the location where Executive previously was based, except for travel reasonably required in connection with Fulton’s business.

4.3 Termination for Cause. Executive’s employment hereunder shall terminate immediately upon notice of termination for “Cause” (as defined herein), in which event Fulton shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, expense reimbursement, etc.) accrued under this Agreement as of the date of such termination in accordance with generally accepted accounting principles. As used herein, “Cause” shall mean the following:

(a) Executive shall have committed an act of dishonesty constituting a felony and resulting or intending to result directly or indirectly in gain or personal enrichment at the expense of Fulton;

(b) Executive’s use of alcohol or other drugs which interferes with the performance by the Executive of Executive’s duties;

(c) Executive shall have deliberately and intentionally refused or otherwise failed (for reasons other than incapacity due to accident or physical or mental illness) to perform Executive’s duties to Fulton, with such refusal or failure continuing for a period of at least 30 consecutive days following the receipt by Executive of written notice from Fulton setting forth in detail the facts upon which Fulton relies in concluding that Executive has deliberately and intentionally refused or failed to perform such duties; or

(d) Executive’s conduct that brings public discredit on or injures the reputation of Fulton, in Fulton’s reasonable opinion.

4.4 Benefits Following Death or Disability.

(a) Following Executive’s total disability (“Disability”, as defined below) or death during the term of this Agreement, the employment of the Executive will terminate automatically, in which event Fulton shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, expense reimbursement, etc.)

accrued under this Agreement as of the date of such termination in accordance with generally accepted accounting principles or as otherwise specifically provided herein. For purposes hereof, “Disability” shall mean that the Executive, by reason of a medically determinable physical or medical impairment that can be expected to result in death or expected to last for a continuous period of at least twelve months, (i) is unable to engage in any substantial gainful activity or (ii) has received income replacement benefits for a period of at least three months under an accident or health plan of Fulton.

(b) Termination upon Death or Disability.

(i) In the event of a termination of this Agreement as a result of the Executive’s death, the Executive’s dependents, beneficiaries and estate, as the case may be, will receive such survivor’s income and other benefits as they may be entitled under the terms of the benefit programs, plans, and arrangements described in Section 3.2 which provide benefits upon the death of the Executive.

(ii) In the event of a termination of this Agreement as a result of the Executive’s Disability, (A) Fulton shall pay the Executive an amount equal to at least six months’ Base Salary at the rate and as required by Section 3.1 and in effect immediately prior to the date of Disability, (B) thereafter, for as long as Executive continues to be disabled, Fulton shall continue to pay an amount equal to at least 60% of Base Salary in effect immediately prior to the date of Disability until the earlier of Executive’s death or December 31 of the calendar year in which Executive attains age 65 and (C) to the extent not duplicative of the foregoing, Executive shall receive those benefits customarily provided by Fulton to disabled former employees, which benefits shall include, but shall not be limited to, life, medical, health, accident insurance and a survivor’s income benefit.

(iii) For the purposes of (i) and (ii) above, the Executive or Executive’s dependents shall pay the same percentage of the total cost of coverage under the applicable employee benefit plans as Executive was paying when Executive’s employment terminated. The total cost of the Executive’s continued coverage shall be determined using the same rates for health, life and/or disability coverage that apply from time to time to similarly situated active employees.

4.5 Death or Disability Following Termination of Employment. Executive’s disability or death following Executive’s termination pursuant to Section 4.2 shall not affect Executive’s right, or if applicable, the right of Executive’s beneficiaries, to receive the payments for the balance of the period described in Section 4.2, nor will it affect the right of Executive or Executive’s beneficiaries to receive the balance of payments due under Section 6 herein.

4.6 Beneficiary Designation. Executive may, at any time, by written notice to Fulton, name one or more beneficiaries of any benefits which may become payable by Fulton pursuant to this Agreement. If Executive fails to designate a beneficiary any benefits to be paid pursuant to this Agreement shall be paid to Executive’s estate.

Section 5.	Restrictive Covenants and Clawback.

5.1 Confidentiality. Executive acknowledges a duty of confidentiality owed to Fulton and shall not, at any time during or after Executive’s employment by Fulton, retain in writing, use, divulge, furnish, or make accessible to anyone, without the express authorization of the Board or senior management of Fulton, any trade secret, private or confidential information or knowledge of Fulton or any of their affiliates obtained or acquired by Executive while so employed. All computer software, business cards, customer lists, price lists, contract forms, catalogs, books, records, files and know-how acquired while an employee of Fulton are acknowledged to be the property of Fulton (or the applicable affiliate) and shall not be duplicated, removed from Fulton’s possession or made use of other than in pursuit of Fulton’s business and, upon termination of employment for any reason, Executive shall deliver to Fulton, without further demand, all copies thereof which are then in Executive’s possession or under Executive’s control.

5.2 Non-Competition and Nonsolicitation. Executive shall not, during the Employment Period and for a period of one (1) year thereafter, directly or indirectly:

(a) be or become an officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any person or entity considering engaging in financial services or commercial banking. For the post-termination period, the terms “financial services or commercial banking” shall relate to the extent of those activities performed by Fulton as of the date of termination, or so engaged, anywhere within the geographic market of Fulton at the time of such termination.

(b) seek, in competition with the business of Fulton, to procure orders from or do business with any customer of Fulton;

(c) solicit or contact any person who is an employee of the Fulton with a view to the engagement or employment of such person by a third party;

(d) seek to contract with or engage (in such a way as to adversely affect or interfere with the business of Fulton) any person or entity who has been contracted with or engaged to provide goods or services to Fulton; or

(e) engage in or participate in any effort or act to induce any of the customers, associates, consultants, or employees of Fulton to take any action which might be disadvantageous to Fulton;

provided, however, (i) that nothing herein shall prohibit the Executive and Executive’s affiliates from owning, as passive investors, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged, (ii) in the event the Executive’s employment is terminated by the Executive for Good Reason or by Fulton other than for Cause, the covenants in this Section 5.2 shall not apply, and (iii) that nothing herein shall prohibit the Executive from accepting a position as an officer, director or employee or agent of, or a consultant to or give financial or other assistance to another entity during a post-termination period where the position and the corporate office of the other bank, bank holding company or entity hiring the Executive are outside a 275 mile radius of Fulton’s corporate office at the time of termination.

For the purpose of Sections 5.1 and 5.2, Fulton shall be deemed to refer to Fulton, its successors, and all of its present or future affiliates.

5.3 Injunctive and Other Relief.

(a) Executive acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of Executive’s covenants which then apply and accordingly expressly agrees that, in addition to any other remedies which Fulton may have, Fulton shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive. Nothing contained herein shall prevent or delay Fulton from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of its obligations hereunder.

(b) In the event Executive breaches Executive’s obligations under Section 5.2, the period specified therein shall be tolled during the period of any such breach and any litigation seeking remedies for such breach and shall resume upon the conclusion or termination of any such breach and any such litigation. The remedies set forth in this Section are cumulative and in addition to any and all other remedies available to Fulton at law or in equity.

5.4 Clawback. Executive acknowledges that the Executive is subject to any Clawback Policy that may be adopted by Fulton’s Board. Absent any formal Clawback Policy, the Executive agrees that the Executive shall be required to forfeit and pay back to Fulton any bonus or other incentive compensation paid to the Executive if: (a) a court makes a final determination that the Executive directly or indirectly engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by Fulton; or (b) the independent members of Fulton’s Board determine that the Executive has committed a material violation of Fulton’s Code of Conduct.

Section 6.	Payments for Termination in Connection with a Change in Control.

6.1 Definitions.

(a) For purposes of this Agreement, a “Change in Control” of Fulton shall be deemed to have occurred when:

(i) Any person or group of persons acting in concert, shall have acquired ownership of more than fifty percent (50%) of the total fair market value or total voting power of the stock of Fulton; or

(ii) The composition of the Board of Fulton shall have changed such that during any period of 12 consecutive months during the term of this Agreement, the majority of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of Fulton’s board before the appointment or election; or

(iii) Any person or group of persons acting in concert acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of 30 percent or more of the total voting power of the stock of Fulton; or

(iv) Any person or group of persons unrelated to Fulton acting in concert acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of a portion of Fulton’s assets that has a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of Fulton before the acquisition or acquisitions, with the asset values determined without regard to any liabilities associated with such assets.

(b) For purposes of Section 6.1 (a) (i) and (iii) above, a person shall be deemed to be the beneficial owner of any shares the person is deemed to own under the stock attribution rules of the Internal Revenue Code of 1986, as amended (the “Code”) section 318(a).

(c) A “Change in Control Period” shall mean the period commencing 90 days before a Change in Control and ending two (2) years after such Change in Control.

6.2 Amount of Payments. Except as provided in Section 6.2(d) and in lieu of amounts payable under Section 4, Fulton will pay the Executive the amounts specified in the circumstances below.

(a) If, during the Change in Control Period, the Executive’s employment is terminated by Fulton in the circumstances described Section 4.2(a)(ii), or the Executive resigns for Good Reason as described in Section 4.2(a)(i), Fulton will pay, or cause to be paid, to the Executive:

(i) an amount equal to two (2) times the sum of (A) the Base Salary immediately before the Change in Control and (B) the highest annual cash bonus or other incentive compensation awarded to the Executive over the past three years in which cash bonus or other incentive compensation was awarded (all exclusive of any election to defer receipt of compensation the Executive may have made); and

(ii) an amount equal to that portion, if any, of Fulton’s contribution to the Executive’s 401 (k), profit sharing, deferred compensation or other similar individual account plan which is not vested as of the date of termination of Executive’s employment (the “Date of Termination”) (the “Unvested Company Contribution”), plus an amount which, when added to the Unvested Company Contribution, would be sufficient after Federal, state and local income taxes (based on the tax returns filed by the Executive most recently prior to the Date of Termination) to enable the Executive to net an amount equal to the Unvested Company Contribution; and

(iii) Fulton shall pay the Executive up to $10,000.00 for executive outplacement services utilized by the Executive upon the receipt by Fulton of written receipts or other appropriate documentation; and

(iv) Except for the payment provided in (iii) above, such payments shall be made in accordance with Section 7.12 of this Agreement.

(b) Except as provided in Section 6.2(d), if the Executive is terminated as described in Section 6.2(a), the Executive shall continue to receive all employee benefits available to Executive pursuant to Section 3.2 of this Agreement that Executive was receiving immediately before such termination, as provided in Section 4.2(a), and also the benefits available to Executive immediately before such termination pursuant to Section 3.4. The Executive shall continue to receive all such benefits for a period of two (2) years after the date of a termination described in Section 6.2(a). The Executive shall pay the same percentage of the total cost of coverage under the applicable employee benefit plans as Executive was paying when Executive’s employment terminated. The total cost of the Executive’s continued coverage shall be determined using the same rates for health, life and/or disability coverage that apply from time to time to similarly situated active employees. In addition, Fulton shall pay to the Executive in a single lump sum as soon as practicable after Executive’s termination described in Section 6.2(a), to the extent permissible under Section 7.12, an aggregate amount equal to two (2) additional years of Fulton retirement plan contributions under each tax qualified or nonqualified defined contribution type of retirement plan in which the Executive was a participant immediately prior to Executive’s termination or resignation and equal to the actuarial present value of two (2) additional years of benefit accruals under each tax qualified or nonqualified defined benefit type of retirement plan in which the Executive was a participant immediately prior to Executive’s termination or resignation, calculated in each case as if the Executive had continued as a plan participant for the number of additional years indicated above, Executive’s annual compensation for plan purposes in the most recently completed plan year of each plan continued unchanged through these additional years, and the retirement plans continued to operate unchanged through the additional years. The actuarial equivalence factors and assumptions generally in use under any defined benefit plan shall be applied in determining lump sum present values of any defined benefit plan additional accruals payable hereunder.

(c) Upon the occurrence of a Change in Control, the vesting and exercise rights of all stock options, shares of restricted stock, and other equity-based compensation units held by the Executive pursuant to any stock option plan, stock option agreement, restricted stock agreement, or other long term incentive plan shall be governed by the terms of such plan or agreement, but in the event the plan or agreement is silent on the subject of change in control, all such options, shares, and units shall immediately become vested and exercisable as to all or any part of the shares and rights covered thereby.

(d) The Executive is to receive no payments under Section 6.2(a) and no benefits under Section 6.2(b) if the Executive’s employment is terminated by Fulton during a Change in Control Period for Cause. If Executive dies or becomes Disabled during the Change in Control Period, the Executive and Executive’s dependents, beneficiaries and estate shall receive any benefits payable to them under Section 4.5.

(e) References in this Section 6.2 to “Fulton” shall include the successors of Fulton and its affiliates, as applicable.

(f) In the event the payments described in this Section 6.2, when added to all other amounts or benefits provided to or on behalf of Executive in connection with the Executive’s termination of employment, would result in the imposition of an excise tax under Section 4999 of the Code, such payments shall be reduced to the extent necessary to avoid such excise tax imposition. If it is determined, after any such payments are made, that any such compensation must be returned to Fulton so that the Executive does not incur obligations under Section 280G or 4999 of the Code, upon written notice to Executive to that effect, together with calculations of Fulton’s tax advisor, Executive shall remit to Fulton the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if any portion of the amount herein payable to Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G or Section 4999 of the Code, Fulton shall be required only to pay to Executive the amount determined to be deductible under Section 280G or Section 4999 of the Code.

Section 7.	Miscellaneous.

7.1 Invalidity. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction, Executive shall negotiate in good faith to provide Fulton with protection as nearly equivalent to that found to be invalid or unenforceable and if any such provision shall be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.

7.2 Assignment: Benefit. This Agreement shall not be assignable by Executive, and shall be assignable by Fulton only to any affiliate or to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to Fulton in the business or a portion of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators, including the restrictive covenants of this Agreement.

7.3 Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram, fax or telecopy (confirmed by U. S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

(a) If to Fulton:

Fulton Financial Corporation

One Penn Square

Lancaster, PA 17604

Attention: General Counsel

(b) If to Executive:

Patrick S. Barrett

[address redacted]

7.4 Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. Any prior agreement, if any, shall be terminated, with no further rights or obligations thereunder due to or from either party, as of the effective date hereof. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing and agreed and executed by Fulton and the Executive. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege shall preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence and such failure or delay to exercise any right shall not be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence. Any references in this Agreement to “Fulton” shall also apply to its successors and permitted assigns.

7.5 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

7.6 Headings; Counterparts. The headings of sections and subsections in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

7.7 Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

7.8 Attorneys’ Fees and Related Expenses. All attorneys’ fees and related expenses incurred by Executive in connection with or relating to enforcement by Executive of Executive’s rights under this Agreement shall be paid in full by Fulton, provided Executive prevails in connection with enforcing Executive’s rights under this Agreement.

7.9 Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in Sections 4 or 6 hereto by seeking employment or otherwise and Fulton shall not be entitled to set off against the amount of any payments made pursuant to Sections 4 or 6 hereto with respect to any compensation earned by Executive arising from other employment.

7.10 Indemnification. Except to the extent inconsistent with applicable law and regulations, and Fulton’s certificate of incorporation or bylaws, Fulton will indemnify the Executive and hold Executive harmless to the fullest extent permitted by law and regulation with respect to Executive’s service as an officer and employee of Fulton and its subsidiaries, which indemnification shall be provided following termination of employment for so long as the Executive may have liability with respect to Executive’s service as an officer or employee of Fulton and its subsidiaries. The Executive will be covered by a directors’ and officers’ insurance policy with respect to Executive’s acts as an officer to the same extent as all other officers under such policies.

7.11 Reserved.

7.12 409A of Internal Revenue Code.

(a) Application. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code (“Section 409A”), so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent and the following provisions of this Section 7.12 shall control over any contrary provisions of this Agreement. Notwithstanding the foregoing, in no event shall Fulton be responsible for reimbursing or indemnifying Executive for any violation of Section 409A.

(b) Separation from Service. Payments and benefits that are paid under this Agreement upon Executive’s termination or severance of employment with Fulton that constitute deferred compensation under Section 409A shall be paid or provided only at the time of a termination of Executive’s employment that constitutes a “separation from service” within the meaning of Section 409A.

(c) Release Payments. In the event that Executive is required to execute a release to receive any payments from Fulton that constitute nonqualified deferred compensation under Section 409A, payment of such amounts shall not be made or commence until the sixtieth (60th) day following such termination of employment. Any payments that are suspended during the sixty (60) day period shall be paid on the date the first regular payroll is made immediately following the end of such period.

(d) Separate Payments. For purposes of Section 409A, each payment under this Agreement shall be treated as a right to a separate payment and not part of a series of payments.

(e) Reimbursements. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided during a calendar year may not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year; (iii) the reimbursement of an eligible expense normally will be made within thirty (30) days of Executive’s submission of the appropriate forms and documentation in accordance with Company policy, but in no event later than on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

7.13 Funding of Grantor Trust Upon Change in Control. Fulton shall establish and maintain with an unaffiliated trustee an irrevocable grantor trust (the “Trust”), the assets of which shall at all times be subject to the claims of Fulton’s creditors in the event of Fulton’s insolvency. Upon the occurrence of a Change in Control, Fulton shall deposit with the trustee of the Trust, to be credited to an account established under the Trust in the name of and for the benefit of the Executive, assets sufficient in value to satisfy fully the obligations of Fulton to the Executive under this Agreement that would arise in the event that subsequent to the Change in Control, and during the period the Executive continues to be covered by the severance benefit protections of this Agreement, the Executive is terminated by Fulton without Cause or the Executive terminates the Executive’s own employment for Good Reason. The contingent obligations to be funded under the Trust shall include, in particular, those specified in Section 6 hereof. In the event the Executive’s entitlement to benefits under the Agreement expires or the amounts funded are in excess of the amount needed to fully satisfy the claims under the Agreement of the Executive, any excess amounts in the Executive’s account under the Trust shall revert to Fulton.

[Signatures on the following page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FULTON FINANCIAL CORPORATION

By:	/s/ Craig H. Hill		/s/ Patrick S. Barrett
	Name:	Craig H. Hill	EXECUTIVE
	Title:	Senior Executive Vice President